Exhibit 10.1

SENIOR ADVISOR AGREEMENT

Effective February 1, 2012 (“Effective Date”), Young K. Sohn, an individual (“Advisor”), and Inphi Corporation, a Delaware corporation (“Company”), agree as follows:

Whereas, until the Effective Date of this Agreement, Advisor was an employee of Company and served as its Chief Executive Officer and member of its Board of Directors; and

Whereas, Company and Advisor have agreed that Advisor will resign as an employee and officer, and as a member of the Board of Directors, on the Effective Date pursuant to the terms and conditions of a separation agreement (the “Separation Agreement”) and will transition immediately into the role of “Senior Advisor” in accordance with the terms of this Agreement;

Wherefore, Advisor and Company agree as follows:

1. Services and Payment. Advisor agrees to undertake and complete the Services, and abide by the terms, set forth in Exhibit A in accordance with and on the schedule specified in Exhibit A. As the only consideration due Advisor regarding the subject matter of this agreement (“Agreement”), Company will pay Advisor in accordance with Exhibit A.

2. Ownership Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Advisor during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Advisor will promptly disclose and provide all Inventions to Company. Advisor hereby makes all assignments necessary to accomplish the foregoing ownership. Advisor shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Advisor hereby irrevocably designates and appoints Company as its agent and attorney-in-fact, coupled with an interest, to act for and on Advisor’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Advisor.

b. Advisor agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Advisor develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Advisor will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Advisor shall not be obligated under this paragraph with respect to information Advisor can document is or becomes readily publicly available without restriction through no fault of Advisor. Upon termination and as otherwise requested by Company, Advisor will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Advisor may keep its personal copies of its compensation records and this Agreement. Advisor also recognizes and agrees that Advisor has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Advisor’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. To the extent allowed by law, Section 2.a and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Advisor hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Advisor will confirm any such ratifications and consents from time to time as requested by Company. If any other person provides any Services, Advisor will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

d. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Advisor and not assigned hereunder, Advisor hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3. Warranty. Advisor warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Advisor may have to others; (ii) all work under this Agreement shall be Advisor’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Advisor); and, (iii) Advisor has the full right to allow him to provide the Company with the assignments and rights provided for herein.

4. Former or Conflicting Obligations. Advisor represents and warrants to the Company that Advisor will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Advisor represents that Advisor’s performance of services under this Agreement will not breach any agreement not to compete with others or any agreement to keep in confidence proprietary information acquired by Advisor in confidence or in trust prior to the Effective Date. Advisor certifies that Advisor has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Advisor from complying with the provisions hereof.

5. Termination.

a. This Agreement will automatically terminate on the last day of the term specified on Exhibit A. Prior to such date, either party may terminate this Agreement with or without cause upon notice to the other party. Upon termination, the Company shall pay Advisor all unpaid, undisputed amounts due for the Services completed prior to such termination within ten (10) business days of the date of termination. In addition, if this Agreement is terminated by the Company other than by reason of a material breach by Advisor of the terms of this Agreement or the Separation Agreement, then Advisor shall be entitled to the remedies specifically identified on Exhibit A.

b. Sections 2 through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

6. Independent Contractor; No Employee Benefits. Advisor is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs, subject to the exceptions explicitly set forth in Exhibit A.

7. Assignment. This Agreement and the services contemplated hereunder are personal to Advisor and Advisor shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. The Company may assign its rights and obligations under this agreement in whole or part to any successor to all or substantially all of the business and/or assets of the Company.

8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Advisor, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to the Company for which damages would not be an adequate remedy, and therefore the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. This Agreement, together with the Separation Agreement, constitutes the entire agreement between Advisor and the Company regarding the subject matter of this Agreement and renders null and void all prior and contemporaneous written or oral agreements between Advisor and the Company regarding the subject matter of this Agreement. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

ADVISOR	INPHI CORPORATION

/s/ Young K. Sohn	By	/s/John Edmunds
Young K. Sohn		Name: John Edmunds
Title: CFO & Secretary
Address:

EXHIBIT A

1.	Term: From the Effective Date through April 7, 2013.

2.	Reporting to the Chief Executive Officer (the “CEO”).

3.	The only consideration due Advisor for the Services (as defined below) during the Term shall be:

a.	The payment of a $12,500 per month fee, payable at the end of each month during the Term.

b.	The continued vesting of (a) one-third (1/3) of the restricted stock units and one-third (1/3) of the stock options granted to Advisor on April 7, 2011, and (b) 34,804 of the stock options (non-qualified) and 3,122 of the stock options (incentive stock options) granted to Advisor on April 30, 2010 (collectively, the “Continuing Equity”), subject to Advisor’s continued Services pursuant to this Agreement during the Term; provided, however, that notwithstanding any agreement to the contrary, the Continuing Equity shall not be subject to accelerated vesting upon or in connection with a change in control of the Company or otherwise, except that (i) if Company terminates this Agreement other than by reason of a material breach by Advisor of the terms of this Agreement or the Separation Agreement, the Continuing Equity shall immediately vest, subject to Advisor’s execution and non-revocation of a general release of claims in a form provided by the Company, and (ii) as provided in subsection c immediately below.

Advisor expressly acknowledges that the balance of the restricted stock units and stock options granted to Advisor on April 7, 2011 and April 30, 2010, and the unvested portion of any other equity compensation awards, other than the Continuing Equity, terminate on the Effective Date, and shall never become vested, notwithstanding Advisor’s continued Service pursuant to this Agreement or otherwise. The parties also acknowledge that Advisor’s stock options which have vested on or prior to the Effective Date, or which vest pursuant to this Agreement, shall remain exercisable during Advisor’s continued Service pursuant to this Agreement, and thereafter, in accordance with the terms of the applicable stock option agreements.

c.

If the Company is subject to a Change of Control (as defined in Advisor’s prior Change of Control Severance Agreement with the Company dated June 8, 2010, which, for the avoidance of doubt, terminated on the Effective Date) during the Term, and the Company or its successor terminates this Agreement without Cause

(as defined below), the Continuing Equity shall immediately vest. For this purpose, “Cause” means: (i) Advisor’s commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders; or (ii) Advisor’s intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders; provided that for these purposes, no act or failure to act shall be considered “intentional” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company. For the avoidance of doubt, a material breach of this Agreement shall not be considered “Cause” unless specifically covered by the foregoing definition.

d.	Continued coverage under the Company’s health plan or, if not permitted under the terms of the plan, and if Advisor elects to continue group health insurance coverage under COBRA, the payment by the Company of the monthly premium under COBRA for him and, if applicable, his dependents until the earliest of (a) the expiration of the Term, (b) the expiration of his continuation coverage under COBRA or (c) the first day of Advisor’s eligibility to participate in a comparable group health plan maintained by a subsequent employer.

4.	Expenses, including for pre-approved travel, will be reimbursed by the Company in accordance with the Company’s then-current expense reimbursement policy.

5.	“Services” means work conducted by Advisor at the direct request of the Company’s CEO and consultation with the lead director/chairman of the Board of Directors as requested. Initial Services during the first few weeks of the Term shall include transition of business details and travel to Korea to meet with customers. Ongoing Services shall include advice with regard to customer relationships with Samsung, Hynix and Japanese customers. After the first month of the Term, Advisor is expected to be available for phone calls on average of up to two hours per week in the aggregate. Consultation with the lead director/chairman, if requested, is not expected to exceed two hours per week on average. The Company shall provide reasonable advance notice of the Services to be requested to accommodate Advisor’s schedule.